Exhibit 99.1

Contacts: Julie S. Ryland 205.326.8421

ENERGEN UPDATES 2013 OUTLOOK

$900 MM E&P CAPITAL BUDGET TARGETS PERMIAN DRILLING

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) affirmed today that its 2013 consolidated capital budget of $975 million will focus primarily on the exploration and development of its liquids-rich assets in the Permian Basin of west Texas.

Energen’s oil and gas exploration and production subsidiary, Energen Resources Corporation, plans to invest approximately $900 million in 2013, including some $745 million to continue developing the company’s vertical Wolfberry play in the Midland Basin, the horizontal 3rd Bone Spring sand in the Delaware Basin, and its conventional and waterflood properties in the Central Basin Platform.

Another $130 million will be deployed largely to test the horizontal Wolfcamp and/or Cline potential in the Midland Basin and the horizontal Wolfcamp potential in the Delaware Basin. Energen Resources also expects to drill several wells in the Delaware Basin to test the vertical Wolfbone play.

In response to continued low natural gas prices, Energen does not plan to invest drilling capital in any of its dry gas basins. The company will, however, invest approximately $25 million largely for pay-adds and facilities in the San Juan Basin. Energen’s utility operations will invest approximately $75 million in 2013 for normal system needs.

Production Guidance Revised

Energen Resources expects current infrastructure-related issues in the Permian Basin to negatively affect production in the fourth quarter of 2012 and potentially impact production in the first half of 2013, as well. Greater-than-expected ethane rejection, higher-than-anticipated line pressures, and completion delays are having a negative impact on production in the Midland Basin, while oil inventories at the well-head primarily in the Delaware Basin are growing in response to transportation infrastructure issues.

As a result, Energen has lowered its estimated 2012 and 2013 production by 400,000 barrels of oil equivalents (BOE) in each period to 24.1 million and 26.1 million BOE, respectively. Total oil and natural gas liquids (NGL) production in 2013 is estimated to increase a solid 23 percent and comprise more than half of total production.

2013 Capital, Drilling, and Production Summary

	2013e Capital	2013e Wells	2013e	Production
	($MM)	Gross (Net)	Rig Count	2013e	2012e
Midland Basin	$465	185(173)	10-11	5.6	3.6
Wolfberry	$420	179(167)	9-10
Wolfcamp/Cline	$45	6(6)	1

Delaware Basin	$325	44(38)	6	4.6	2.9
3rd Bone Spring	$240	32(28)	4
Wolfcamp/Wolfbone	$85	12(10)	2

Other Permian*	$85	110(88)	1-2	4.5	4.9

San Juan Basin/Other	$25	0	0	11.4	12.7

TOTAL	$900	339(299)	17-19	26.1	24.1

*	Includes 5 gross (4 net) injector wells

Production (MMBOE)

Commodity	2013e	2012e	Change
Oil	10.6	8.8	20%
NGL	3.4	2.6	31%
Natural Gas	12.1	12.7	(5)%

Total	26.1	24.1	8%

2013 Financial Guidance

Energen’s guidance range for 2013 consolidated after-tax cash flows is now $917-$946 million. Energen Resources’ after-tax cash flows are estimated to be $822-$851 million, and Alagasco’s utility operations are expected to generate after-tax cash flows of approximately $95 million. Net income in 2013 is estimated to be $219-$248 million, or $3.03-$3.43 per diluted share, and includes $22.2 million, or 31 cents per diluted share, of potential dry hole expense. Guidance does not include non-cash, mark-to-market gains or losses. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

Energen Resources’ estimated exploration and production expenses per BOE in 2013 are:

Lease Operating expense
Base, marketing, and transportation	$10.25
Production taxes	$2.48
DD&A expense	$18.46
General & Administrative expense, net	$3.57
Interest expense	$2.27

Approximately 70 percent of the company’s total estimated production in 2013 is hedged, including 84 percent of estimated oil production, 31 percent of estimated NGL production, and 69 percent of estimated natural gas. Assumed prices applicable to Energen Resources unhedged volumes are $90.00 per barrel of oil, $0.89 per gallon of NGL, and $3.50 per Mcf of natural gas.

Hedges also are in place that limit the company’s exposure to the Midland to Cushing differential to only about 40 percent of its estimated oil production in 2013. Energen Resources has hedged the WTS Midland to WTI Cushing (sour oil) differential for 3.6 million barrels of oil production at an average price of $3.03 per barrel and the WTI Midland to WTI Cushing differential for 2.8 million barrels at an average price of $1.01 per barrel. Energen’s 2013 guidance includes assumed prices applicable to Energen Resources’ unhedged oil basis differentials; on an annualized basis, these are $3.35 per barrel (sour) and $2.90 per barrel (WTI Midland to WTI Cushing). Energen estimates that 64 percent of its oil production in 2013 will be sweet.

The company’s current hedge position for 2013 is as follows:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEX Price
Oil	8.9 MMBO	10.6 MMBO	84%	$ 90.95 per barrel
NGL	44.5 MMgal	143.4 MMgal	31%	$ 1.02 per gallon
Natural Gas	50.0 Bcf	72.7 Bcf	69%	$ 4.64 per Mcf*

*

Basin -specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed San Juan and Permian basis differentials of $0.15 per Mcf.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; and average realized NGL prices will be net of transportation and fractionation fees. The company also has basin-specific natural gas contracts whereby Energen Resources will receive the contracted hedge price.

Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

Sensitivity of 2013e Cash Flows and Earnings to Changes in Commodity Prices

Changes in commodity prices for the remainder of the year are estimated to have the following impact on Energen’s 2013 cash flows:

•	Every $1.00 change in the average NYMEX price of oil from $90 per barrel represents an estimated net impact of $750,000, or 1.0 cent per diluted share.

•	Every 1-cent change in the average price of liquids from $0.89 per gallon represents an estimated net impact of approximately $760,000, or 1.0 cent per diluted share.

•	Every 10-cent change in the average NYMEX price of gas from $3.50 represents an estimated net impact of $1.0 million, or 1.4 cents per diluted share.

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Alabama Gas Corporation (Alagasco), the company’s utility subsidiary, has the opportunity to earn a return on average equity that is estimated to be approximately $375-$380 million in 2013.

2012e Guidance

Energen’s guidance range for 2012 consolidated after-tax cash flows is a revised $797-$804 million. Energen Resources’ after-tax cash flows are estimated to be $692-$699 million. Net income in 2012 is estimated to be $228-$235 million, or $3.15-$3.25 per diluted share, and includes an estimated $8.7 million, or 12 cents per diluted share, of potential dry hole expense. This guidance does not include non-cash mark-to-market gains or losses nor the non-cash write-down of natural gas properties incurred in the first quarter of 2012. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

Energen Maintains Strong Hedge Positions through 2014

Energen Resources has hedges in place through 2014 to help protect its future cash flows from commodity price volatility.

Energen Resources’ 2014 hedges are as follows:

Commodity	Hedge Volumes	NYMEX Price
Oil	9.8 MMBO	$92.64 per barrel
Natural Gas	46.1 Bcf	$4.61 per Mcf	*

*

Basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed San Juan and Permian basis differentials of $0.16 per Mcf and $0.13, respectively.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; and average realized NGL prices will be net of transportation and fractionation fees. The company has basin-specific natural gas contracts whereby Energen Resources will receive the contracted hedge price.

Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 950 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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